Exhibit 99.1

United Parks & Resorts Inc. Reports Third Quarter and First Nine Months 2025 Results

ORLANDO, FL, November 6, 2025 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2025.

Third Quarter 2025 Highlights

•
Attendance was 6.8 million guests, a decrease of approximately 240 thousand guests or 3.4% from the third quarter of 2024.
•
Total revenue was $511.9 million, a decrease of $34.1 million or 6.2% from the third quarter of 2024.
•
Net income was $89.3 million, a decrease of $30.4 million or 25.4% from the third quarter of 2024.
•
Adjusted EBITDA[1] was $216.3 million, a decrease of $42.1 million or 16.3% from the third quarter of 2024.
•
Total revenue per capita[2] decreased 2.9% to $75.39 compared to the third quarter of 2024. Admission per capita[2] decreased 6.3% to $39.57 while in-park per capita spending[2] increased 1.1% to $35.82 compared to the third quarter of 2024.

First Nine Months 2025 Highlights

•
Attendance was 16.4 million guests, a decrease of approximately 252 thousand guests or 1.5% from the first nine months of 2024.
•
Total revenue was $1,289.0 million, a decrease of $51.9 million or 3.9% from the first nine months of 2024.
•
Net income was $153.3 million, a decrease of $46.3 million or 23.2% from the first nine months of 2024.
•
Adjusted EBITDA[1] was $490.0 million, a decrease of $65.7 million or 11.8% from the first nine months of 2024.
•
Total revenue per capita[2] decreased 2.4% to $78.53 from the first nine months of 2024. Admission per capita[2] decreased 4.9% to $41.46, while in-park per capita spending[2] increased 0.6% to a record $37.07 from the first nine months of 2024.

Other Highlights

•
The Company has repurchased over 635,000 shares for an aggregate total of approximately $32.2 million from the beginning of the third quarter through November 4, 2025.
•
During the third quarter of 2025, the Company came to the aid of 192 animals in need in the wild. The total number of animals the Company has helped over its history is more than 42,000.

"We are obviously not happy with the results we delivered in the quarter. Performance during the quarter was negatively impacted by an unfavorable calendar shift, poor weather during peak holiday periods, a decline in international visitation and less than optimal execution. The consumer environment in the U.S. appears to be inconsistent, as has been outlined by a number of other leisure and hospitality businesses. Nonetheless, we can and expect to do better," said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc.

"Attendance in the third quarter was negatively impacted by approximately 150,000 visits from unfavorable calendar impacts, particularly the timing of the Fourth of July holiday and was also impacted by poor weather over peak Fourth of July and Labor Day weekends. We saw a decline in international visitation of approximately 90,000 guests during the quarter which was a reversal of earlier trends we saw in the first half of the year. Adjusting for these calendar shifts and international visitation declines, attendance would have been roughly flat for the quarter.

On the positive side, we are pleased to report growth in in-park per capita spending, which has grown in 20 of the last 22 quarters. Our Halloween events just concluded last week and we saw meaningful year over year growth from our separately ticketed Howl-O-Scream events including record attendance in Orlando and San Diego for these events. Looking forward, we are encouraged by the forward-booking revenue trends into 2026 for our Discovery Cove property and our group business, both of which are up over 20% compared to this same time last year."

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

"We are also pleased that during the third quarter, Stockholders granted authority to the Board of Directors to approve and implement additional share repurchases. The Board previously announced a $500 million repurchase program contingent on receiving this approval and we have already repurchased 635,020 shares for an aggregate total of $32.2 million through November 4, 2025, underscoring our strong balance sheet, significant free cash flow generation and our strong belief that our shares are materially undervalued," continued Swanson.

"Later this month, we will begin our award-winning Christmas events at our SeaWorld, Busch Gardens and Sesame Place Langhorne parks. This year, we believe our Christmas events will be our best ever – with the popular rides, attractions and exhibits our guests have come to expect plus additional new and exciting events, specialty food and beverage offerings and holiday shopping for everyone. I want to thank our ambassadors for their dedication and efforts during our busy summer season and as well during our Halloween events and upcoming Christmas events," continued Swanson.

“As we move into 2026 and beyond, we firmly recognize there is significant opportunity to execute better and drive meaningfully more attendance to our parks, grow total per capita spending, and continue to reduce costs and find efficiencies. While this year has been disappointing to date, we have high confidence in our ability to deliver operational and financial improvements that will lead to meaningful increases in EBITDA, free cash flow and shareholder value. We are focused, well positioned and confident in the investments we are making, the operational efficiencies we expect to achieve and the value we plan to build for stakeholders," concluded Swanson.

The Company has announced several of its upcoming new rides, attractions, events and upgrades for 2026. This includes the following:

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SeaWorld Orlando is pushing the boundaries of family thrills once again with its new attraction: SEAQuest: Legends of the Deep. Guests will embark on a vibrant submersible adventure through dazzling undersea ecosystems, where they’ll encounter extraordinary lifeforms, breathtaking environments, and inspiring stories of the sea. This groundbreaking attraction plunges explorers into an environment of awe and mystery, guided by the SeaWorld Adventure Team.
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SeaWorld San Diego is creating a reimagined and immersive version of the Shark Encounter, which will debut in spring 2026 as part of the "Fin Shui" project.
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SeaWorld San Antonio is making waves once again with the all-new thrill ride, Barracuda Strike, Texas’ First Inverted Family Coaster! The one-of-a-kind attraction invites guests of all ages to dive into the deep and experience the ocean’s most agile predator like never before. With every twist, drop, and tight turn, Barracuda Strike will deliver a rush of excitement that’s bold enough for thrill-seekers, yet built for the whole family. Suspended beneath the track, riders will glide above the park’s iconic water ski lake in a high-speed pursuit that captures the speed, power, and precision of the barracuda!
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Busch Gardens Tampa Bay is roaring into 2026 with the all-new Lion & Hyena Ridge, an extraordinary new addition to the park’s award-winning animal care portfolio and the most ambitious new habitat in more than a decade. This reimagined area of the park expands the existing space to more than double its previous size, creating nearly 35,000 square feet of dynamic savanna terrain where two of Africa’s most iconic species will thrive - a pride of five young male lions and a pair of playful hyenas.
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Busch Gardens Williamsburg will be announcing their upcoming attraction later this week.

Third Quarter 2025 Results

In the third quarter of 2025, the Company hosted approximately 6.8 million guests, generated total revenues of $511.9 million, net income of $89.3 million and Adjusted EBITDA of $216.3 million. Attendance decreased approximately 240,000 guests when compared to the third quarter of 2024. The decrease in attendance was primarily due to an unfavorable calendar shift including the timing of the Fourth of July holiday and a decrease in international visitation compared to the prior year quarter.

The decrease in total revenue of $34.1 million compared to the third quarter of 2024 was primarily a result of a decrease in attendance and a decrease in total revenue per capita. Total revenue per capita decreased due to a decrease in admissions per capita partially offset by an increase in in-park per capita spending.

	Three Months Ended September 30,		Change
	2025	2024	%
(In millions, except per share and per capita amounts)
Total revenues	$511.9	$545.9	(6.2%)
Net income	$89.3	$119.7	(25.4%)
Earnings per share, diluted	$1.61	$2.08	(22.6%)
Adjusted EBITDA	$216.3	$258.4	(16.3%)
Net cash provided by operating activities	$94.8	$123.0	(22.9%)
Attendance	6.8	7.0	(3.4%)
Total revenue per capita	$75.39	$77.66	(2.9%)
Admission per capita	$39.57	$42.24	(6.3%)
In-Park per capita spending	$35.82	$35.42	1.1%

First Nine Months 2025 Results

In the first nine months of 2025, the Company hosted approximately 16.4 million guests, generated total revenues of $1,289.0 million, net income of $153.3 million and Adjusted EBITDA of $490.0 million. Attendance decreased approximately 252,000 guests when compared to the first nine months of 2024. The decrease in attendance was primarily due to a decrease in demand compared to the first nine months of 2024.

The decrease in total revenue of $51.9 million compared to the first nine months of 2024 was primarily a result of a decrease in total revenue per capita and a decrease in attendance. Total revenue per capita decreased due to a decrease in admissions per capita partially offset by an increase in in-park per capita spending.

	Nine Months Ended September 30,		Change
	2025	2024	%
(In millions, except per share and per capita amounts)
Total revenues	$1,289.0	$1,340.9	(3.9%)
Net income	$153.3	$199.6	(23.2%)
Earnings per share, diluted	$2.76	$3.24	(14.8%)
Adjusted EBITDA	$490.0	$555.7	(11.8%)
Net cash provided by operating activities	$301.7	$367.7	(17.9%)
Attendance	16.4	16.7	(1.5%)
Total revenue per capita	$78.53	$80.46	(2.4%)
Admission per capita	$41.46	$43.61	(4.9%)
In-Park per capita spending	$37.07	$36.85	0.6%

Share Repurchases

On September 3, 2025, the Company's stockholders unaffiliated with Hill Path Capital, granted the Board of Directors of the Company the authority to approve and implement additional repurchases of shares of the Company’s common stock. The Board had previously announced a $500.0 million share repurchase authorization contingent on receipt of this stockholder approval. In the third quarter, the Company repurchased 148,727 shares for an aggregate total of approximately $7.7 million. Subsequent to September 30, 2025 through November 4, 2025, the Company has repurchased an additional 486,293 shares for an aggregate total of approximately $24.6 million.

Rescue Efforts

In the third quarter of 2025, the Company came to the aid of 192 animals in need in the wild. The total number of animals the Company has helped over its history is more than 42,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, November 6, 2025, at 9 a.m. Eastern Time to discuss its third quarter and first nine months of fiscal 2025 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 6, 2025, under the "Events &

Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 6, 2025, through 11:59 p.m. Eastern Time on November 13, 2025, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 4571475.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 42,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond our control adversely affecting attendance and guest spending at our theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence our decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning our theme parks, the theme park industry and/or zoological facilities; a significant portion of our revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to our websites and/or information technology systems; cyber security risks to us or our third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; adverse litigation judgments or settlements; inability to grow our business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on our business and the economy in general; unionization activities and/or labor disputes; inability to protect our intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; inability to maintain certain commercial licenses; restrictions in our debt agreements limiting flexibility in operating our business; inability to retain our current credit ratings; our leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; tariffs or other trade restrictions; environmental regulations, expenditures and liabilities; suspension or termination of any of our business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; actions of activist stockholders; the policies of the U.S. President and their administration or any changes to tax laws; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Chris Petrikin

United Parks & Resorts Inc.

chris.petrikin@unitedparks.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2025	2024	$	%	2025	2024	$	%
Net revenues:
Admissions	$268,650	$296,954	$(28,304)	(9.5%)	$680,505	$726,766	$(46,261)	(6.4%)
Food, merchandise and other	243,201	248,947	(5,746)	(2.3%)	608,507	614,151	(5,644)	(0.9%)
Total revenues	511,851	545,901	(34,050)	(6.2%)	1,289,012	1,340,917	(51,905)	(3.9%)
Costs and expenses:
Cost of food, merchandise and other revenues	39,930	40,629	(699)	(1.7%)	100,062	102,321	(2,259)	(2.2%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	214,394	207,336	7,058	3.4%	580,453	562,418	18,035	3.2%
Selling, general and administrative expenses	60,657	55,361	5,296	9.6%	169,196	167,026	2,170	1.3%
Severance and other separation costs (a)	490	(12)	502	NM	898	577	321	55.6%
Depreciation and amortization	44,702	41,577	3,125	7.5%	129,371	121,040	8,331	6.9%
Total costs and expenses	360,173	344,891	15,282	4.4%	979,980	953,382	26,598	2.8%
Operating income	151,678	201,010	(49,332)	(24.5%)	309,032	387,535	(78,503)	(20.3%)
Other (income) expense, net	(179)	54	(233)	NM	14	87	(73)	NM
Interest expense	33,515	39,682	(6,167)	(15.5%)	101,573	117,845	(16,272)	(13.8%)
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts (b)	—	—	—	NM	—	2,452	(2,452)	NM
Income before income taxes	118,342	161,274	(42,932)	(26.6%)	207,445	267,151	(59,706)	(22.3%)
Provision for income taxes	29,017	41,597	(12,580)	(30.2%)	54,145	67,551	(13,406)	(19.8%)
Net income	$89,325	$119,677	$(30,352)	(25.4%)	$153,300	$199,600	$(46,300)	(23.2%)
Earnings per share:
Earnings per share, basic	$1.62	$2.09			$2.79	$3.27
Earnings per share, diluted	$1.61	$2.08			$2.76	$3.24

Weighted average common shares outstanding:
Basic	55,032	57,292			55,014	61,052
Diluted (c)	55,473	57,663			55,448	61,532

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change	Last Twelve Months Ended September 30,
	2025	2024	#	2025	2024	#	2025
Net income	$89,325	$119,677	$(30,352)	$153,300	$199,600	$(46,300)	$181,197
Provision for income taxes	29,017	41,597	(12,580)	54,145	67,551	(13,406)	50,623
Interest expense	33,515	39,682	(6,167)	101,573	117,845	(16,272)	151,490
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts	—	—	—	—	2,452	(2,452)	1,487
Depreciation and amortization	44,702	41,577	3,125	129,371	121,040	8,331	171,769
Equity-based compensation expense (d)	4,376	3,208	1,168	12,752	10,478	2,274	16,891
Loss on impairment or disposal of assets and certain non-cash expenses (e)	8,103	4,850	3,253	21,311	12,733	8,578	41,990
Business optimization, development and strategic initiative costs (f)	4,909	5,655	(746)	9,218	13,309	(4,091)	14,307
Certain investment costs and other taxes (g)	1,645	(564)	2,209	1,870	3,575	(1,705)	1,887
COVID-19 related incremental costs (h)	241	662	(421)	746	2,523	(1,777)	(4,819)
Other adjusting items (i)	446	2,069	(1,623)	5,698	4,614	1,084	7,632
Adjusted EBITDA (j)	$216,279	$258,413	$(42,134)	$489,984	$555,720	$(65,736)	$634,454
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							12,650
Other adjustments as defined in the Debt Agreements (l)							7,624
Covenant Adjusted EBITDA (m)							$654,728

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change
	2025	2024	#	2025	2024	#
Net cash provided by operating activities	$94,778	$122,998	$(28,220)	$301,689	$367,671	$(65,982)
Capital expenditures	56,763	55,393	1,370	167,227	222,207	(54,980)
Free Cash Flow (n)	$38,015	$67,605	$(29,590)	$134,462	$145,464	$(11,002)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2025	As of December 31, 2024
Cash and cash equivalents	$183,228	$115,893
Total assets	$2,740,133	$2,573,578
Deferred revenue	$145,548	$152,655
Long-term debt, including current maturities:
Term B-3 Loans	$1,526,875	$1,538,442
Senior Notes	725,000	725,000
Total long-term debt, including current maturities	$2,251,875	$2,263,442
Total stockholders’ deficit	$(308,735)	$(461,540)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2025	2024	$	%
Capital Expenditures:
Core (o)	$142,175	$153,060	$(10,885)	(7.1%)
Expansion/ROI projects (p)	25,052	69,147	(44,095)	(63.8%)
Capital expenditures, total	$167,227	$222,207	$(54,980)	(24.7%)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2025	2024	#	%	2025	2024	#	%
Attendance	6,789	7,029	(240)	(3.4%)	16,414	16,666	(252)	(1.5%)
Total revenue per capita (q)	$75.39	$77.66	$(2.27)	(2.9%)	$78.53	$80.46	$(1.93)	(2.4%)
Admission per capita (r)	$39.57	$42.24	$(2.67)	(6.3%)	$41.46	$43.61	$(2.15)	(4.9%)
In-Park per capita spending (s)	$35.82	$35.42	$0.40	1.1%	$37.07	$36.85	$0.22	0.6%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of debt issuance costs and discounts associated with the refinancing transactions in 2024.

(c) During the three and nine months ended September 30, 2025, there were approximately 730,000 and 691,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2024, there were approximately 482,000 and 503,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(e) Reflects primarily non-cash self-insurance reserve adjustments of: (i) approximately $6.2 million and $15.8 million, respectively, for the three and nine months ended September 30, 2025; (ii) approximately $4.1 million and $8.7 million, respectively, for the three and nine months ended September 30, 2024; and (iii) approximately $28.4 million for the twelve months ended September 30, 2025. Also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(f) For the three, nine, and twelve months ended September 30, 2025, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.8 million, $7.3 million, and $9.0 million, respectively, of other business optimization costs and strategic initiative costs and (ii) $0.5 million, $0.9 million, and $4.2 million, respectively, of third-party consulting costs. Reflects business optimization, development and other strategic initiative costs primarily related to: (i) $4.4 million and $7.4 million of third-party consulting costs for the three and nine months ended September 30, 2024, respectively, and (ii) $1.3 million and $5.3 million of other business optimization costs and strategic initiative costs for the three and nine months ended September 30, 2024, respectively. .

(g) For the three and nine months ended September 30, 2025, primarily relates to expenses associated with the share repurchase proposal. For the nine months ended September 30, 2024, primarily relates to expenses associated with a stockholders' agreement amendment proposal and a share repurchase proposal.

(h) For the three and nine months ended September 30, 2025 and 2024, primarily reflects costs associated with certain legal matters and nonrecurring contractual liabilities related to the previously disclosed temporary COVID-19 park closures. For the twelve months ended September 30, 2025, primarily reflects a reversal of costs, which had previously been accrued, associated with nonrecurring contractual liabilities and respective assessments related to the previously disclosed temporary COVID-19 park closures.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing the Company's Senior Secured Credit Facilities due to the unusual nature of the items.

(j)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.